SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 19, 2005
(Date of Report)
(Date of earliest event reported)

ONYX SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-25361	91-1629814
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

1100 – 112th Avenue N.E., Suite 100, Bellevue, WA 98004-4504
(Address of principal executive offices, including Zip Code)

(425) 451-8060
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

     Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (b) Resignation of Director.

     Effective as of January 19, 2005, Peter F. Pervere resigned from Onyx’s Board of Directors. Mr. Pervere informed Onyx that he resigned because he believed a conflict of interest might arise in the future out of his directorship with another software company, which preceded his directorship with Onyx. Mr. Pervere’s resignation was not the result of any disagreement between Onyx and Mr. Pervere on any matter relating to Onyx’s operations, policies or practices.

     (d) Appointment of New Director.

     On January 20, 2005, Onyx’s Board of Directors appointed William Porter as a member of the Board of Directors. The Board determined that Mr. Porter is independent for purposes of Rule 4350(c)(4) of the NASDAQ Marketplace Rules and that he also qualifies as Onyx’s financial expert for purposes of Rule 4350(d)(2)(a) of the NASDAQ Marketplace Rules. Mr. Porter was also appointed to serve on the Board’s Audit Committee.

     In connection with Mr. Porter’s appointment to the Board, Onyx granted Mr. Porter an option to purchase 25,000 shares of Onyx’s common stock at an exercise price equal to the average of the high and low trading prices of such stock as quoted on the NASDAQ National Market on the date of grant, such option to have a term of ten years and to vest and become exercisable 8.33% monthly, commencing one month from the date of grant, with 100% vested and exercisable one year from the date of grant.

     Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Press Release of Onyx Software Corporation dated January 24, 2005 (Onyx Software Names William Porter to Board of Directors)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX SOFTWARE CORPORATION
Date: January 24, 2005	By:	/s/ Brian C. Henry
	Name:	Brian C. Henry
	Its:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release of Onyx Software Corporation dated January 24, 2005 (Onyx Software Names William Porter to Board of Directors)